UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported)	June 30, 2010

BANK OF HAWAII CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

130 Merchant Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (808) 694-8822

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                Entry into a Material Definitive Agreement

On June 30, 2010, the Company entered into a Retention Agreement with Kent T. Lucien in connection with his employment with the Company as its Chief Financial Officer through January 31, 2013.

During the term of the Retention Agreement, Mr. Lucien will be entitled to (i) an annual base salary and benefits through January 31, 2013; (ii) participation in the Executive Incentive Plan for calendar years 2010, 2011, and 2012; (iii) participation in the 2010 Cash for Equity Program; (iv) participation in employee benefit plans to the extent he is eligible to do so by their terms.  If Mr. Lucien performs his duties to the Company’s satisfaction through January 31, 2013, he will receive a Retention Payment of $425,000.00.  If Mr. Lucien voluntarily terminates his employment, he will receive only salary and vested benefits through the effective date of that termination.  If Mr. Lucien is terminated for “cause”, he will forfeit all monetary consideration under the Retention Agreement not paid to him as of the termination date.

The Retention Agreement also provides that Mr. Lucien will not (i) engage in certain activities that are competitive with the Company and its affiliates, (ii) disclose certain proprietary and competitively sensitive information pertaining to the Company and its business and (iii) solicit or employ any person who is an employee of the Company, during the term of the Retention Agreement and for thirty-six (36) full months thereafter, and includes a general waiver of claims.

The foregoing description of the Retention Agreement is qualified in its entirety by reference to the full text of the Retention Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01                Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.

10.2         Kent T. Lucien Retention Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2010	BANK OF HAWAII CORPORATION

	By:	/s/ MARK A. ROSSI
Mark A. Rossi
Vice Chairman and Corporate Secretary